EXHIBIT 2.1

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT dated as of the 22nd day of August, 2019, by and between PreCheck Health Services, Inc., a Florida corporation (“Purchaser”), and Dr. Albert Maarek (“Albert”), Irina Maarek (“Irina”), Richard Clement (“Clement”), and Rudy Maarek (“Rudy,” and, together with Albert, Irina and Clement, the “Sellers” and each, individually, a “Seller”), the Purchaser and Sellers being collectively referred to as the “Parties,” and each, individually, as a “Party.”

WI TN E S S E T H:

WHEREAS, Sellers own all of the issued and outstanding equity interests of LD Technology LLC, a Florida limited liability company (“LD”), and all of the outstanding capital stock of Medical Screening, Inc., a Delaware corporation (“Medical,” and, together with LD, the “Companies” and each, individually, a “Company”); and

WHEREAS, the Companies are engaged in the business of the development, marketing and sale of non-invasive diagnostic equipment including the development of Intellectual Property related to such equipment (the “Business”); and

WHEREAS, Purchaser desires to purchase from Sellers, and Sellers desire to sell to Purchaser, on and subject to the terms and conditions of this Agreement, all of the issued and outstanding equity interests in LD and all shares of all classes of stock of Medical (collectively, the “Company Equity”); and

WHEREAS, capitalized terms not otherwise defined in this Agreement shall have the respective meanings set forth in Section 9 of this Agreement;

WHEREFORE, in consideration of the mutual promises and covenants hereinafter contained, the parties to this Agreement hereby agree as follows:

1. Purchase of the Company Equity.

(a) Purchase of Company Equity. Subject to the terms and conditions of this Agreement, Sellers shall sell all of the equity interest of LD and all of the capital stock of Medical, the equity interest in LD and the capital stock of Medical being collectively referred to as the “Company Equity,” to Purchaser, and Purchaser shall purchase the Company Equity from Sellers for a purchase price (the “Purchase Price”) consisting of (i) two payments to the Sellers in the total amount of$12,000,000, with a payment of $5,000,000 being made on the Initial Closing Date, as hereinafter defined, and a payment of $7,000,000 being made on or prior to the Deferred Closing Date, as hereinafter defined, and (ii) the issuance to the Sellers on the Deferred Closing Date such number of shares (the “Shares”) of Purchaser’s common stock, par value $0.0001 per share (“Common Stock”) as has a value on the Deferred Closing Date equal to $3,000,000. The value of the Purchaser’s Common Stock on the Deferred Closing Date shall mean the average of the closing price of the Common Stock on the principal market on which the Common Stock is traded for the five trading days ending on the trading day preceding the Deferred Closing Date as reported on principal stock exchange or market on which the Common Stock is traded; provided, that if there is no trading of the Common Stock on any day during such five trading day period, the closing bid price shall be used.

(b) Initial Purchase. At the Initial Closing, Purchaser shall purchase from Sellers, and Sellers shall sell to Purchaser, one-third of outstanding equity interests of LD and a one-third equity interest in Medical for a payment of $5,000,000. The equity interest in LD and the stock in Medical that is being purchased at the Initial Closing is referred to as the Initial Purchase. Each Seller shall transfer to Purchaser that portion of the Company Equity as set forth in Exhibit A.

(c) Deferred Purchase. At the Deferred Closing, Purchasers shall purchase from Sellers, and Sellers shall sell to Purchaser, the balance of the Company Equity for a payment of $7,000,000 plus the issuance of the Shares. As a result of the Deferred Purchase, Purchase shall own all of the outstanding equity interest in LD and all of the outstanding capital stock of Medical.

(d) Right to Accelerate Payment. The Purchaser shall have the right, on not less than five days’ notice to Sellers, to purchase, prior to the Deferred Closing Date, an additional percentage of the Company Equity by making a cash payment of $150,000 for each percentage point purchased. The date on which Purchaser makes such payment is referred to the “Interim Closing Date.” Payment shall be made to the Sellers and Company Equity shall be transferred to the Purchaser in the percentages set forth in Exhibit A.

(e) Financial Statements. As promptly as possible after the execution of this Agreement, Sellers shall cause the Companies to prepare the combined balance sheet of the Companies as of the June 30, 2019, December 31, 2018 and 2017and the results of its operations, changes in stockholders’ equity and cash flows for the six months ended June 30, 2019 and 2018 and the years ended December 31, 2018 and 2017, on a combined basis in same manner as if the Companies were the sole members of a consolidated group, with all inter-company items being eliminated. The financial statements at December 31, 2018 and 2017 and for the years ended shall be audited by the Company’s independent public accountants, and the financial statements at June 30, 2019 and for the six months ended June 30, 2019 and 2018 shall be reviewed by such accountants. Such financial statements are collectively referred to as the “Financial Statements.” The Financial Statements shall be prepared in accordance with generally accepted accounting principles consistently applied. Sellers’ independent accountants shall be an accounting firm that has an SEC practice department and is reasonably acceptable to Purchaser. The financial statement at June 30, 2019 and for the six months ended June 30, 2019 and 2018 shall comply with Rule 8-03 of Regulation S-X.

- 2 -

(f) Purchase Price Allocation. The Purchase Price, other than $150,000 of the payment made on the Initial Closing Date, which shall be allocated to the Covenants, shall be allocated to the purchase of the Company Equity based on the allocation of the payments made at the Initial Closing as set forth in Exhibit A.

(g) Closings.

(i) The Initial Purchase shall take place at a closing (the “Initial Closing”) to be held at the office of the Purchaser or such other place as may be agreed upon by the parties, on such date (the “Initial Closing Date”) as Purchaser may determine, which shall be not later than twenty business days after the delivery of both the Financial Statements and the Sellers’ Disclosure Letter and the completion by the Purchaser of its due diligence and the completion of the financing referred to in Sections 5(a)(viii) and 6(a)(iii)..

(ii) The Deferred Purchase shall take place at a closing (the “Deferred Closing”) on such date (the “Deferred Closing Date”) as Purchaser may determine which shall be not later than one year from the Initial Closing Date.

2. Representations and Warranties of Sellers. Sellers hereby jointly and severally represent and warrant to Purchaser, as follows, except as stated with respect to a specific representation or warranty in a disclosure letter (the “Sellers’ Disclosure Letter”) dated the date of this Agreement and delivered by Sellers to Purchaser contemporaneously with the execution of this Agreement and which shall specifically identify the Section of this Agreement with respect to which the information is provided:

(a) General.

(i) LD is a limited liability company, organized, validly existing and in good standing under the laws of the State of Florida. Medical is a corporation organized, validly existing and in good standing under the Laws of the State of Delaware. Each Company is qualified to conduct business as a foreign corporation in each state in which the nature of its business or the properties owned or leased by it requires qualification, except where the failure to be qualified will not have a Material Adverse Effect. Each Company has full power and authority to carry on its business and to own or lease all of its properties and assets as and in the places such business is now conducted. Neither Company has any subsidiaries and neither Company has any equity investment or other interest, direct or indirect, in, or any outstanding loans, advances or guarantees to or on behalf of, any domestic or foreign corporation, limited liability company, association, partnership, joint venture or other Person. A copy of LD’ s certificate of formation, certified by the Secretary of State of the State of Florida, and a complete and correct copy of the limited liability company agreement of LD, certified by the manager or chief executive officer, the certificate of incorporation of Medical, including all amendments, certified by the Secretary of State of the State of Delaware, and the bylaws of Medical, certified by the secretary or other officer of Medical (collectively, the “Organizational Documents”), and a list of the present officers and directors of each Company and each Subsidiary, certified by the corporate secretary or other officer, have been delivered to Purchaser is set forth in Section 2(a)(i) of the Sellers’ Disclosure Letter.

- 3 -

(ii) Exhibit A to this Agreement sets forth the ownership interests of the members of LD and the authorized, issued and outstanding capital stock of Medical. Sellers are the sole holders of the Company Equity. Neither Company nor any Seller is a party to any agreement or understanding pursuant to which any securities of any class are to be issued or created or transferred. Neither Company has issued any Convertible Securities upon the exercise or conversion of which or pursuant to the terms of which any additional equity securities either Company may be issued. Neither Company has any formal or informal agreements or understandings pursuant to which it can or will acquire or issue any equity in LD or any shares of any class of capital stock of Medical. Neither either Company nor any Seller has any agreements, plans, understandingsor proposals, whether formal or informal or whether oral or in writing, pursuant to which it granted or may have issued or granted any Person any Convertible Security or any interest in either Company or in either Company’s earnings or profits, however defined. The outstanding shares of Company Equity and the capital stock of each Subsidiary are not subject to any Claim and are duly and validly authorized and issued, fully-paid and non-assessable, having the terms and provisions set forth in such Company’s or such Subsidiary’s certificate of incorporation. The outstanding shares of Company Equity have not been issued in violation of so-called “preemptive rights” provisions, if any, contained in the laws governing the incorporation of the Company or in the Company’s Organizational Documents or any right of first refusal held by any Person.

(iii) Each Seller has full power and authority to carry out the transactions provided for in this Agreement, and this Agreement constitutes the legal, valid and binding obligations of each Seller, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies and except that remedies that the grant equitable relief are in the discretion of the court. All necessary action required to be taken by each of the Companies for the consummation of the transactions contemplated by this Agreement has been duly and validly taken.

- 4 -

(iv) No consent, approval or agreement of any Person, party, court, governmental authority, or entity is required to be obtained by any Seller or either Company in connection with the execution and performance by Seller of this Agreement.

(v) No Seller is insolvent, and neither the execution of this Agreement by any Seller nor the performance of its terms will render any Seller insolvent.

(vi) Except as an equity holder of LD or a stockholder of Medical, no Seller is engaged, directly or indirectly, in any business which is similar to the Business, whether conducted by such Seller or otherwise.

(b) Financial.

(i) Seller will deliver to Purchaser the Financial Statements. The Financial Statements, when delivered, will be in accordance with all books, records and accounts of the Companies, will be true, correct and complete and prepared in accordance with generally accepted accounting principles, consistently applied. The Financial Statements will not show a material adverse change from the preliminary financial statements previously provided by Sellers to the Purchaser. The Financial Statements will be audited by a recognized accounting firm with an SEC practice, which firm is independent as to each Company under the rules of the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Financial Statements will present the financial position of the Companies at the respective balance sheet dates, and the results of the Companies’ operations, changes in member’s or stockholders’ equity and cash flows for the periods covered in accordance with generally accepted accounting principles consistently applied. The Financial Statements at June 30, 2019 and for the six months ended June 30, 2019 and 2018 include all adjustments (which include only normal recurring adjustments) necessary to present fairly the information for such period and will be prepared in accordance with Rule 8-03 of Regulation S-X of the SEC.

(ii) At the close of business on June 30, 2019, neither Company had any liabilities, absolute or contingent, of the type required to be reflected on balance sheets prepared in accordance with generally accepted accounting principles which are not fully reflected, reserved against or disclosed on the June 30, 2019 Balance Sheet. Neither Company has guaranteed or assumed or incurred any obligation with respect to any debt or obligations of any Person, except endorsements made in the ordinary course of business in connection with the deposit of items for collection. Neither Company has any debts, contracts, guaranty, standby, indemnity or hold harmless commitments, liabilities or obligations of any kind, character or description, whether accrued, absolute, contingent or otherwise, or due or to become due except to the extent set forth or noted in the Financial Statements.

- 5 -

(iii) Section 2(b)(iii) of the Sellers’ Disclosure Letter sets forth a schedule of accounts receivables of each Company on an aging basis as of the date of this Agreement, together with a reserve for doubtful accounts with respect to such accounts receivable. All of the accounts receivable on the date of this Agreement are, and all accounts receivable outstanding on each of the Initial Closing Date, any Interim Closing Date and the Deferred Closing Date will be, valid and enforceable rights against the account debtor arising from the bona fide sale of goods or the performance of services in the normal course of business and are at standard rates and terms. None of the accounts receivable are subject to any claim or right of offset or set-off. The reserve established by each Company for doubtful accounts receivable is reasonable and consistent with past practice. Except as set forth in Section 2(b)(iii) of the Sellers’ Disclosure Letter, (A) no account debtor has refused or threatened to refuse to pay any or all of its obligations to either Company for any reason, (B) to the Best Knowledge of the Company and Sellers, no account debtor is insolvent or bankrupt, and (C) no account receivable has been pledged to any third party except as reflected on the Financial Statements.

(iv) Each Company has filed all Federal, state, county and local income, excise, profits, franchise, property, sales, use, occupancy, value-added and other tax returns, reports and forms required by law to be filed by it, such returns, reports and forms are true and correct, all Taxes have been paid in a timely manner, and the Company has incurred no penalties with respect to any Taxes.

(v) Except as set forth in Section 2(b)(v) of the Sellers’ Disclosure Letter, since June 30, 2019, there has not been:

(A) any Material Adverse Change affecting the Company;

(B) any damage or destruction, whether covered by insurance or not, affecting the business, property or assets of the Company;

(C) any increase in the compensation payable or to become payable by either Company to officers, including the Sellers, or other key salaried employees or agents, or any bonus paid or declared or any increase in any insurance, pension or other benefit plan, payment or arrangement made to, for or with any of such officers, key salaried employees or agents; and

(vi) Each Company’s inventory consists of raw materials and supplies, manufactured and purchased parts, work in process and finished goods, all of which are of a quality and quantity usable in the ordinary course of business at standard prices and terms, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Financial Statements. Each Company’s inventory has been valued at the lower of cost or market on a first in, first out basis in accordance with generally accepted accounting principles.

- 6 -

(c) Property.

(i) Except as set forth in Section 2(c) of the Sellers’ Disclosure Letter, neither Company owns any real property. The Companies do not lease any real property except as disclosed in Section 2(c)(i) to the Sellers’ Disclosure Letter. To Sellers’ and the Companies’ Best Knowledge, each Company has legal and valid occupancy permits, and all other required Permits necessary for the operation of its business in the manner operated by such Company. All rental and other payments due under the leases have been duly made, all acts required to be performed by each Company have been duly performed, and each Company enjoys the unrestricted quiet possession of the properties leased by such Company. No improvement, fixture or equipment in the properties, leased, used or occupied by any Company nor the leasehold or occupation with respect thereto, is in violation of any Environmental, Health and Safety Requirements or any zoning, building or other similar Laws, and all such premises and properties are zoned for the operation of the Business.

(ii) No Company is in default of its obligations pursuant to the applicable lease, and there has occurred no event which, with the passage of time or the giving of notice, would result in a default by any Company under any such lease.

(iii) Each Company has good and marketable title to all machinery, equipment, items of personal property and other tangible and intangible assets used by it in its business, free and clear of any Claims of any nature whatsoever except as set forth in the Financial Statements and the Section 2(c)(iii) of the Sellers’ Disclosure Letter. All of the assets reflected as assets on the Financial Statements are owned by one of the Companies, except to the extent any such assets are leased assets. All such leased assets are leased by the Companies pursuant to valid lease agreements. The Sellers have provided Purchaser with true and correct copies of all lease agreements, each of which is listed on the Section 2(c)(iii) of the Sellers’ Disclosure Letter.

(iv) The Company’s leases, Contracts and licenses were made at arms’ length with non-affiliated persons, except as set forth in Section 2(b)(iv) of the Sellers’ Disclosure Letter.

(v) No consent of any lessor of real or personal property is required for the execution and performance by Sellers of their obligations pursuant to this Agreement.

(vi) Sellers have delivered to Purchaser a true and correct lien search of each Company and each Subsidiary in all states in which each such Company’s assets are located.

- 7 -

(vii) Each Company and each of its predecessors and Affiliates have complied and are in compliance with all Environmental, Health and Safety Requirements. To Sellers’ or any Company’s Best Knowledge, neither the Company, any Subsidiary nor any of its predecessors and Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released or dealt in any manner with any Hazardous Materials, and never owned or leased any real property on which any of such activities were conducted. Neither either Company nor any predecessors or Affiliates of either Company has, either expressly or by operation of Law, assumed or undertaken any Liability, including, without limitation, any obligation with respect to corrective or remedial action, on its own behalf or on behalf of any other Person, relating to Environmental, Health and Safety Requirements. No facts, events or conditions relating to the past or present facilities, properties or operations of either Company or any of its predecessors and Affiliates will prevent, hinder or limit continued compliance with Environmental, Health and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health and Safety Requirements or give rise to other Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), pursuant to Environmental, Health and Safety Requirements.

(d) Litigation. Except as set forth in Section 2(d) of the Sellers’ Disclosure Letter, there are no claims, actions, suits, proceedings, inquiries, labor disputes or investigations (whether or not purportedly on behalf of any Company) pending or, to the Sellers’ or either Company’s Best Knowledge, threatened against either Company or any of the assets of either Company, at law or in equity or by or before any Governmental Entity or in arbitration or mediation. Neither Company, nor the assets of either Company, are subject to, and neither Company is in default with respect to, any Orders that could have a Material Adverse Effect.

(e) Compliance with Laws.

(i) To the Best Knowledge of Sellers or the Companies, each Company is in compliance, in all material respects, with all Laws applicable to such Company’s business (including, without limitation, with respect to zoning, building, wages, hours, hiring, firing, promotion, equal opportunity, pension and other benefit, immigration, nondiscrimination, warranties, health and safety, advertising or sale of products, trade regulations, anti-trust or control and foreign exchange or, to Sellers’ or any Company’s Best Knowledge, Environmental, Health and Safety Requirements). There are no Permits required by either Company for the operation of its business except as set forth in Section 2(e)(i) of the Sellers’ Disclosure Letter, all of which have been obtained by the Company and are in full force and effect. Each Company has filed with the proper authorities all statements, reports, information and forms required by all applicable Laws. Neither Company has received written notice or informal advice concerning any revocation or limitation of any Permit, and no such proceeding is pending, or, to Sellers’ or any Company’s Best Knowledge, threatened.

- 8 -

(ii) The Companies have obtained all approval from the United States Food and Drug Administration (“FDA”)necessary for the Companies to market their products for the uses for which the Companies are marketing their products as reflected in the Companies’ website and marketing materials. The Company is in compliance in all material respects with the rules and regulations of the FDA. The Sellers’ Disclosure Letter lists each country outside of the United States for which the Company has granted a license to market or sell its products or to which either Company sells its products. All countries other than the United States in which the Company sells, markets or licenses the sale or use of its products outside of the United States are listed on the Sellers’ Disclosure Letter. The Company has obtained all necessary approval from all applicable Governmental Entities in countries other than the United States in which the Companies’ products are marketed or sold or in which either Company has a licensee or distributor. All correspondence with the FDA relating to the Company’s products has been provided to the Purchaser and is listed in Section 2(e)(ii) of the Sellers’ Disclosure Letter.

(iii) Except as set forth in Section 2(e)(iii) of the Sellers’ Disclosure Letter, neither Company has received any communications relating to adverse effects or potential adverse effects from the use of either Company’s products or any notice from the FDA or any other Governmental Entity raising questions relating to a possible recall of any products or any necessary modification of any product or the marketing materials relating to any product manufactured or sold by either Company.

(f) Contracts and Commitments.

(i) Except for Contracts set forth in Section 2(f)(i) of the Sellers’ Disclosure Letter, there are no other Contracts, whether written or oral and whether formal or informal to which any Company is a party. The Company has provided to Purchaser a complete copy of each Contract to which the Company is a party and a complete description of any Oral Contract, including any amendment or modification to an existing Contract, other than contracts for the performance of services, which contracts need only be listed on the Sellers’ Disclosure Letter.

(ii) Section 2(f)(ii) of the Sellers’ Disclosure Letter sets forth a list of each customer or client who, together with its Affiliates, accounted for at least three percent (3%) of such Company’s revenues for either of the years ended December 31, 2018 or 2017 or the six months ended June 30, 2019.

(iii) Except as set forth in Section 2(f)(iii) of the Sellers’ Disclosure Letter, neither Company has any outstanding contracts or commitments with its officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by the Company on notice of not longer than thirty (30) days and without liability, penalty or premium.

- 9 -

(iv) Except disclosed in the Financial Statements, neither Company has any outstanding agreements relating to the borrowing or lending of money.

(v) Except a set forth in Section 2(f)(v), neither Company has any collective bargaining or employment agreements, or agreements with any labor union or organization, nor any agreements that contain any severance, retirement, or termination pay liabilities or obligations, and neither Company has been formally or informally advised of any proposed attempts to organize any of either Company’s employees. To the Best Knowledge of any Seller or either Company, the Companies’ relations with its employees are good.

(vi) Section 2(f)(vi) of the Sellers’ Disclosure Letter sets forth each raise and bonus provided to its officers and other key employees whose annual compensation exceeds $75,000, which has been granted or paid since December 31, 2016. Neither Company has any obligations to any employees with respect to deferred compensation or benefits, except as set forth in Section 2(f)(vi) of the Sellers’ Disclosure Letter.

(vii) Section 2(f)(vii) of the Sellers’ Disclosure Letter sets forth each Company’s policies as to reimbursement of expenses, and each Company has reimbursed its employees for their submitted expenses incurred on behalf of such Company pursuant to such policies, and, to any Seller’s or either Company’s Best Knowledge, the Company’s obligations for reimbursable expenses which have not been submitted for reimbursement do not exceed $2,500 in the aggregate

(viii) Section 2(f)(viii) of the Sellers’ Disclosure Letter list all Contracts to which either Company is a party, whether written or oral and whether formal or informal other than Contracts which have a payment obligation either to or by the Company of less than $15,000. The Company has provided to Purchaser a complete copy of each Contract to which the Company is a party and a complete description of any Oral Contract, including any amendment or modification to an existing Contract.

- 10 -

(ix) Section 2(t)(ix) of the Sellers’ Disclosure Letter identifies each employee benefit plan (a “Plan”), as that term is defined in Section 3(3) of ERISA, bonus, deferred compensation, profit sharing, stock purchase, stock option, or retirement arrangement, whether legally binding or not, in which any Company participates or to which or pursuant to which any Company has or may have financial obligations. The Company and each of the Company’s ERISA Affiliates are in compliance in all material respects with the terms of each Plan and each Plan complies in all material respects with the applicable provisions of the Internal Revenue Code and ERISA and the regulations and published interpretations thereunder. Within the times and in the manner prescribed by law, each Company has filed all returns (including, without limitation, Forms 5500) required by law for all Plans maintained by each Company. No Reportable Event, as defined in Section 4043(b) ofERISA or the regulations thereunder for which the thirty (30) days’ notice requirement has not been waived by the Pension Benefit Guaranty Corporation, has occurred with respect to any Plan administered by each Company or any administrator designated by any Company or any ERISA Affiliate. As of June 30, 2019, there is, and on the Closing Date there will be, no unfunded liability under any Plan. Neither either Company nor any ERISA Affiliate has engaged in any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code, excluding any transactions which are exempt under Section 408 ofERISA or Section 4975 of the Internal Revenue Code) with respect to any Plan which any Company or any ERISA Affiliate maintains, or to which any Company or any ERISA Affiliate contributes, which could subject it or any such other Person to any material liability. There are no material actions, suits or claims pending or, to Sellers’ or any of the Companies’ Best Knowledge, any material actions, suits or claims which could reasonably be expected to be asserted, against any Plan maintained by each Company or any ERISA Affiliate, the assets thereof, or against it in connection with any Plan. No Company or Subsidiary is a participant in or contributor to any multi-employer benefit plan, and the Company has no formal or informal agreement requiring contribution to, any multi- employer benefit plan.

(x) Neither Company has made payments or commissions or provided any benefits to others in connection with any sales or proposed sales by any Company, except to employees of either Company or sales representatives regularly engaged by either Company to promote the sale of its products and services. None of such employees or sales representatives is employed or engaged as a consultant, advisor, purchasing representative, employee, officer, director or otherwise, whether paid or unpaid, by any customer or client or proposed customer or client or by any government or governmental agency or body of any kind and description or by any other Person, firm or corporation or hold political office or position (whether or not paid) with any government or governmental agency or body or receive remuneration for services rendered from any Person, firm or corporation other than one of the Companies.

(xi) Neither Company has given any power of attorney to any Person for any purpose whatsoever nor has any Company designated any Person as an agent of a Company for any purpose whatsoever.

(xii) Neither Company is restricted by any agreement from carrying on its business anywhere in the world.

- 11 -

(xiii) The Companies have provided to Purchaser copies of all insurance policies and bonds in force with respect to the each Company and their respective businesses, property, and assets, all of which are listed on Section 2(f)(xiii) to the Sellers’ Disclosure Letter.

(xiv) Neither Company nor any Seller (on behalf of either Company or in connection with either Company’s business) has made any political and charitable contributions since January 1, 2016.

(xv) No material customer or client (i.e., a customer or client which represented at least three percent (3%) of such Company’s revenue for either of the years ended December 31, 2018 or 2017 or the six months ended June 30, 2019) has canceled or otherwise terminated its purchases or, to the Best Knowledge of Seller or either Company, advised either Company in writing of its intention to reduce the scope of its purchases from either Company. No material agreement to which either Company is a party provides that a transaction such as the transaction provided by this Agreement would result in a termination of the agreement and neither Company has been advised by any such client that the transactions contemplated by this Agreement will affect any agreements or the relationship between either Company and any of its material clients.

(g) Intellectual Property Rights.

(i) The Companies own or are licensed to use all the Intellectual Property currently used for the operation of their business (the “Company IP Rights”). The Company IP Rights are all the Intellectual Property necessary to conduct the business of the Companies as currently conducted. The Companies have taken all necessary steps to establish, protect, preserve and maintain the Company’ s interest in the Company IP Rights.

- 12 -

(ii) Section 2(g)(ii)(A) of the Sellers’ Disclosure Letter sets forth: (i) all U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications owned or licensed by either Company or otherwise used or held for use by either Company in which either Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or licensed or purported to be owned or licensed by either Company. Section 2(g)(ii)(B) to the Sellers’ Disclosure Letter sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf’ software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees ofless than $10,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which either Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from either Company, if any. Each Company owns, free and clear of all Encumbrances, has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Company, and previously used or licensed by such Company, except for the Intellectual Property that is the subject of the Company IP Licenses. No item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Companies have obtained valid assignments of inventions from each inventor. Except as set forth on Section 2(g)(ii)(B) of the Sellers’ Disclosure Letter, all Company Registered IP is owned exclusively by the applicable Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, and such Company has recorded assignments of all Company Registered IP.

(iii) Neither the execution, nor the delivery nor the performance of this Agreement nor the consummation of the transactions contemplated by this Agreement will impair the rights of the Companies in any Company IP Rights. Except as set forth in the Section 2(g)(ii)(B) of the Sellers’ Disclosure Letter, neither Company is paying any license fees, royalties, honoraria or other payments to any third person (other than salaries payable to employees not contingent on or related to use of their work product) as a result of the ownership, use, possession, license in, sale, marketing, advertising or disposition of any Company IP Rights, and none shall become payable as a result of the consummation of the transactions contemplated by this Agreement.

(iv) The operation of the Company’ s business as currently conducted does not infringe or misappropriate any Intellectual Property right of any third party or breach any Company IP Agreements. Neither Company has received any notice asserting that the development, use, sale, license or disposition of any of either Company’s products infringes or misappropriates, or would infringe or misappropriate, the Intellectual Property of any third party, and neither Company has received any notice from any third party offering a license under any such third party Intellectual Property to avoid litigation or other claims.

- 13 -

(v) All employees and independent contractors of each Company have assigned to such Company all Intellectual Property arising from the services performed for such Company by such Persons and all such assignments of Company Registered IP have been recorded. No current or former officers, employees or independent contractors of either Company have claimed any ownership interest in any Intellectual Property owned by a Company. To the Knowledge of either Company, there has been no violation of either Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company. The Companies have made available to Purchaser true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to a Target Company. To the Company’s Knowledge, none of the employees of either Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Companies, or that would materially conflict with the business of either Company as presently conducted or contemplated to be conducted. Each Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.

(vi) To the Knowledge of either Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Company-Owned IP Rights by any third party or any present or past employee or independent contractor. To the Knowledge of the Company, the Company and its Subsidiaries own all right, title and interest in and to all Company-Owned IP Rights free and clear of any and all licenses, options, preemptive rights, rights of first refusal or first offer, or other adverse claims, restrictions or Encumbrances on title or transfer of any nature whatsoever. None of the Company-Owned IP Rights has been adjudicated invalid or unenforceable, in whole or in part, and to the Knowledge of the Company, the Company-Owned IP Rights are valid and enforceable. No Company-Owned IP Right is subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement or other disposition of any dispute regarding any Company-Owned IP Right. To the Knowledge of the Company, no Governmental Entity, university, college or other educational institution or research center has any right to (other than license rights for internal purposes), ownership of or right to royalties for Company-Owned IP Rights. The Companies’ rights to use the Company-Licensed IP is subject only to the terms and conditions of the Company IP Agreements listed in the Sellers’ Disclosure Letter.

(vii) Neither Company has agreed to indemnify any Person for any infringement of any Intellectual Property of any third party by any of either Company’s products or service that has been sold, licensed to third parties, leased to third parties, supplied, marketed, distributed or provided by either Company except as set forth in Section 2(g)(vii) of the Sellers’ Disclosure Letter.

- 14 -

(viii) To the Knowledge of any Seller or either Company, the business of the Company as currently conducted does not involve the use or development of, or engagement in, encryption technology, or other technology, the development, commercialization or export of which is restricted under applicable Law, and the Companies have been and are in compliance with all export restrictions applicable to such technology.

(ix) In each case in which either Company intended to acquire ownership of Intellectual Property from any third party (other than employees or independent contractors), such Company obtained a valid and enforceable assignment of all rights in such Intellectual Property (including the right to seek past and future damages with respect thereto) to such Company and, to the extent necessary under applicable Laws, such Company has recorded each such assignment with the relevant Governmental Entities in a timely manner.

(x) Except as set forth in Section 2(g)(x) of the Sellers’ Disclosure Letter, no Seller owns or uses any patents, patent rights or other Intellectual Property Rights, has filed any applications with respect to any Intellectual Property Rights, and, neither any Seller nor either Company owns or bas any rights or interests in or any option or right to acquire or any license of any patents (including re-issues, divisions, continuations and extensions thereof), patent applications, patent rights, patent disclosures docketed, inventions, discoveries, Confidential Know-how, copyrights, trademarks, trademark applications and trade names and similar proprietary rights or Confidential Know-how. No Seller has any right, title or interest in, or Claim with respect to, any of the Intellectual Property Rights used by either Company.

(h) No Defaults.

(i) Each Company has performed, in accordance with the terms thereof, all material obligations required to be performed by it, and neither Company is in default, in any material respect, under any Contract to which it is a party, except as set forth in Section 2(h)(i) of the Sellers’ Disclosure Letter; each such Contract is a legal, valid and binding obligation of such Company. There are no material breaches or material defaults of or liabilities arising from any breach or default of any provision of any Contract by any party thereto, which would, to any Seller’s or either Company’s Best Knowledge, materially and adversely affect the Company’s business. To any Seller’s or either Company’s Best Knowledge, no event has occurred which, with or without the lapse of time or giving of notice, or both, would constitute such a breach or default thereof by the Company.

(ii) Neither Company is in violation of its Organizational Documents or, to any Seller’ s or either Company’s Best Knowledge, any judgment, decree or order, applicable to it. The execution and delivery of this Agreement by Sellers and the consummation of the transactions contemplated by this Agreement will not result in any such violation or a violation of any Company’s Organizational Documents or any applicable Law or be in conflict with, constitute a default under, or result in a violation of, or give rise to any right of termination, cancellation or acceleration under, any material agreement to which either Company is a party or any Order or governmental regulation applicable to either Company or any Subsidiary.

- 15 -

(i) Related Party Transactions. Except as set forth in the Financial Statements or in Section 2(i) of the Sellers’ Disclosure Letter, no current or former Affiliate of either Company, including the Sellers, is now, or has been since January 1, 2016, (i) a party to a transaction or contract with either Company or (ii) the direct or indirect owner of an interest in any Person which is a present or potential competitor, supplier, customer or client of either Company (other than immaterial holdings in publicly-traded Persons), nor does any such Affiliate receive income from any source other than any of the Companies which relates to the business of, and should properly accrue to, any of the Companies.

(j) Restricted Nature of the Shares. Each Seller is an accredited investor as defined in Rule 501 of the SEC pursuant to the Securities Act. Each Seller is acquiring the Shares pursuant to this Agreement, for investment and not with a view to the sale or distribution thereof. Each Seller understands that the Shares constitute restricted securities within the meaning of Rule 144 of the SEC pursuant to the Securities Act and may not be sold or otherwise transferred except pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act. Each Seller further acknowledges that such Seller has no registration rights with respect to the Shares except as provided in Section 4(i) of this Agreement. Each Seller has been advised by counsel as to the meaning and implication of the acquisition of restricted securities and the illiquid nature of the Shares. Seller acknowledges that the certificate or certificates for the Shares will bear Purchaser’s customary Securities Act restrictive legend. Each Seller has had access to the Purchaser’s SEC Documents, as hereinafter defined, and is aware of the risks described therein, and understands that the Purchaser’s business is subject to significant risks in addition to those disclosed in Purchaser’s SEC Documents.

(k) No Broker. Neither any Seller nor either Company nor any of their respective agents or employees has employed or engaged any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement. Seller shall be solely liable for the payment of any such brokerage fees, commissions or finders’ fees, arising from brokers engaged by any Seller or any of the Companies.

(l) Copies of Documents. The copies of all insurance policies, Contracts, and other instruments have been delivered to, or made available for inspection by, Purchaser.

(m) Concerning Sellers’ Disclosure Letter. The Sellers’ Disclosure Letter shall not disclose information which, in the Purchaser’s judgment, reflects a Material Adverse Change from the information and material delivered by the Sellers to the Purchaser at the time of the delivery of this Agreement.

- 16 -

(n) Reliance by Purchaser. No representation or warranty set forth in this Section 2 or in the Sellers’ Disclosure Letter contains or shall contain any untrue statement of a material fact or, when taken with all such representations, warranties, certificates and other materials so listed in the Sellers’ Disclosure Letter, omitted, omits or will omit to state a material fact necessary to make the statements contained herein and therein, when taken together, not misleading, and there is no fact which materially and adversely affects the business, operations or financial condition of the Company which has not been set forth in this Agreement or in the Sellers’ Disclosure Letter. Purchaser may rely on the representations set forth in this Section 2 notwithstanding any investigation it may have made.

3. Representations and Warranties of Purchaser. Purchaser represents and warrants to Sellers that, except as disclosed in Purchaser’s filings with the SEC (the “SEC Documents”):

(a) Corporate.

(i) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and is qualified to conduct business as a foreign corporation in each state in which the nature of its business or the properties owned or leased by it requires qualification except where the failure to qualify will not have a Material Adverse Effect. Purchaser has full corporate power and authority to carry on its business and to own or lease all of its properties and assets as and in the places such business is now conducted.

(ii) Purchaser has full power and authority to carry out the transactions provided for in this Agreement, and this Agreement constitutes the legal, valid and binding obligations of Purchaser, enforceable in accordance with its respective terms. All necessary action required to be taken by Purchaser for the execution of this Agreement and consummation of the transactions contemplated by this Agreement has been taken, subject to the satisfaction of the conditions to Purchaser’s obligation to close.

(iii) No consent, approval or agreement of any Person, party, court, governmental authority, or entity is required to be obtained by Purchaser in connection with the execution and performance by Purchaser of this Agreement.

- 17 -

(b) Financial.

(i) Purchaser’s financial statements are included in the SEC Documents. Purchaser’s financial statements present fairly the consolidated financial position of Purchaser and its subsidiaries at the respective balance sheet dates and the results of their consolidated operations, changes in stockholders’ equity and cash flows for the periods covered in accordance with generally accepted accounting principles, consistently applied; provided, Purchaser’s interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and in accordance with the instructions to Form 10-Q and Rule 8-03 of Regulation S-X of the SEC.

(ii) At the close of business on June 30, 2019, neither Purchaser nor its Subsidiaries had any material liabilities, absolute or contingent, of the type required to be reflected on consolidated balance sheets prepared in accordance with generally accepted accounting principles which are not fully reflected, reserved against or disclosed in its financial statements included on the SEC Documents.

(c) Shares. The Shares when issued pursuant to this Agreement, will be duly and validly authorized and issued, fully paid and non-assessable.

(d) SEC Documents. Purchaser has provided Sellers with access to the SEC Documents.

(e) No Defaults. Purchaser is not in violation of any term of its certificate of incorporation or by-laws, and Purchaser is not in violation of any judgment, decree or order, applicable to it. The execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated by this Agreement will not result in any such violation or a violation of Purchaser’s certificate of incorporation or by-laws or any applicable Law or be in conflict with, constitute a default under or result in a violation of (or give rise to any right of termination, cancellation or acceleration under) any Contract, to which Purchaser is a party, or any judgment, decree, order, statute, rule or governmental regulation applicable to Purchaser.

(f) Except as contemplated by the SEC Documents, since June 30, 2019, there has not been any Material Adverse Change affecting the Company, except that Sellers are aware that Purchaser’s losses have continued.

(g) Authority. Purchaser has full power and authority to execute this Agreement and consummate the transactions contemplated by this Agreement, and this Agreement constitutes the legal, valid, binding and enforceable obligations of Purchaser, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws from time to time in effect which affect creditors’ rights generally, and by legal and equitable limitations on the enforceability of specific remedies. All corporate action required to be taken by Purchaser in order for it to consummate the transactions contemplated by this Agreement has been taken or will have been taken prior to the Closing Date. Purchaser is not subject to any agreement which would interfere with the transactions contemplated by this Agreement.

- 18 -

(h) No Broker. Neither Purchaser nor any of its agents or employees has employed or engaged any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement. Purchaser shall be solely liable for the payment of any such brokerage fees, commissions or finders’ fees, arising from brokers engaged by Purchaser.

(i) Reliance by Seller. No representation or warranty set forth in this Section 3 contains or shall contain any untrue statement of a material fact or, omits or will omit to state a material fact necessary to make the statements contained herein and therein, when taken together, not misleading. Seller may rely on the representations set forth in this Section 3 notwithstanding any investigation he may have made.

4. Covenants of the Parties.

(a) Access to Records; Properties. During the period between the date of this Agreement and the Deferred Closing Date, Sellers agrees to cause each of the Companies to give Purchaser and its representatives, including its independent accountants, full and prompt access to all of the Companies’ premises and all of the Companies’ books and records, including, without limitation, copies of all filings with the Department of Labor, the Internal Revenue Service and any other taxing authority, customs and immigration authorities, applicable building and zoning authorities; provided that such investigation shall not unreasonably interfere with the Company’s business.

(b) Operation of the Companies’ Business Prior to the Deferred Closing. Seller agrees that from the date of this Agreement to the Deferred Closing Date, without Purchaser’s prior written consent, each Company will operate its business substantially as it is presently operated and only in the ordinary course of business.

(c) Composition of Directors and Managers. Commencing on the Initial Closing Date, the board of directors of Medical shall consist of three members, one of whom shall be designated by Purchaser and two of whom shall be designated by Albert, and LD shall be managed by three managers one of whom shall be designated by Purchase and two of whom shall be designated by Albert.

(d) Delivery of Financial Statements. The Companies shall deliver audited annual financial statements not later than March 15th of each year and quarterly financial statements not later than 40 days after the end of each calendar quarter commencing with the quarter ending September 30, 2019. The Sellers understand that Purchaser is required to include its share of the Companies’ net income in its audited annual and its unaudited (but reviewed) financial statements that it files with the SEC.

- 19 -

(e) Distributions and Dividends. The Companies will distribute to Purchaser one-third of the total amount of distributions paid by them. The total amount of distributions shall include distributions made to members ofLD and stockholders of Medical, and shall include any compensation paid to members of LD and stockholders of Medical and their families.

(f) Investor Protection. From and after the Initial Closing Date, neither Company will, without the prior approval of the Purchaser or the Purchaser’s designee to the board of directors of Medical and the manager of LD who is designated by Purchaser:

(i) Redeem, purchase or otherwise acquire, directly or indirectly, any of the then-outstanding equity interest in LD or stock of Medical.

(ii) Issue stock, warrants, equity interests, phantom stock or phantom equity interests in either LD or Medical or effect any transfer of the equity interest in LD or stock of Medical or effect any equity incentive plan..

(iii) Effect any merger or consolidation of either Company with or into another Person.

(iv) Sell all or its assets or any material assets other than a sale of inventory in the ordinary course of business.

(v) Sell or encumber or grant any rights or license in the Intellectual Property of either Company other than a license to use the equipment in the ordinary course of business consistent with past practice.

(vi) Engage in any liquidation or similar transaction.

(vii) Borrow money in excess of the amount reflected on the June 30, 2019 balance sheet.

(viii) Appoint any distributor or agent for the sale of either Company’s products.

(ix) Effect any change in the business of either Company.

(x) Permit either Company to use any accounting method other than generally accepted accounting principles.

- 20 -

(g) Noncompetition. Each Seller hereby covenants and agrees that, from the date of this Agreement until two (2) years from the Deferred Closing Date, such Seller will not directly or indirectly (i) engage in any activities (whether for profit or not for profit) which involve products that are similar to the products marketed, under development, designed or manufactured by any of the Companies, whether as an officer, director, consultant, stockholder, guarantor, principal, agent, member, operator, proprietor, employee, advisor, developer of Intellectual Property or in any other manner in the United States, or (ii) solicit any present or proposed client or customer of either Company or any Affiliate of Purchaser or (iii) employ or engage any employee of either Company or Purchaser or any Affiliate of Purchaser or (iv) aid or assist others with respect to any of the foregoing. The parties hereto acknowledge and agree that Purchaser’s business is national in scope and that the foregoing non- competition covenant is an integral part of this Agreement for which Seller is receiving adequate compensation, that Purchaser would not enter in this Agreement without the inclusion of the Covenants and that if any court of competent jurisdiction shall hold that the scope or duration of the covenant not to compete set forth in this Section 4(g) is not reasonable or otherwise enforceable, then the parties agree that such court shall enforce the covenant to the greatest extent permitted under applicable law. As used in this Section 4(g) a present client or customer shall mean a customer of any Company who is or was a customer or client of either Company, Purchaser or an Affiliate of Purchaser at any time during two years preceding the Closing and a prospective client or customer shall mean any client or customer actively solicited by either Company, Purchaser or Affiliate of Purchaser at any time during the two (2) year period ending on the date of the Closing Date.

(h) Non-Disclosure and Non-Disturbance. Each Seller agrees that it will not, and Seller will cause its Affiliates not to, at any time use or disclose to any Person any Confidential Information relating to either Company, Purchaser or any Affiliate of Purchaser which provided Confidential Information to such Seller; provided, however, that nothing in this Section 4(h) shall be construed to prohibit Seller or the Company from (x) using or disclosing such information if it shall become public knowledge other than by or as a result of disclosure by a Person not having a right to make such disclosure and (y) complying with legal process, provided, that Purchaser shall be given prompt notice in time to enable it to object to such disclosure.

(i) Injunctive Relief. Each Seller agrees that his or her violation or threatened violation of any of the provisions of Sections 4(g) and 4(h) of this Agreement shall cause immediate and irreparable harm to Purchaser or Seller, as the case may be. In the event of any breach or threatened breach of said provisions, each Party consents to the entry of preliminary and permanent injunctions by a court of competent jurisdiction prohibiting such Party from any violation or threatened violation of these provisions and compelling Seller to comply with these provisions. This Section 4(i) shall not affect or limit, and the injunctive relief provided in this Section 4(i) shall be in addition to, any other remedies available to Purchaser at law or in equity.

(j) Registration Rights. Sellers shall have the piggyback registration rights set forth in Exhibit B to this Agreement.

- 21 -

5. Conditions to the Obligations of Purchaser to Close.

(a) The obligations of Purchaser under this Agreement are subject to the satisfaction of the following conditions unless waived by Purchaser:

(i) Representations and Warranties. On the Initial Closing Date, the representations and warranties of Sellers shall be true and correct in all material respects on and as of the Initial Closing Date with the same force and effect as if made on such date, and Sellers and the Companies shall have performed all of their respective obligations required to be performed by them pursuant to this Agreement at or prior to the Closing Date, and Purchaser shall have received the certificate of Sellers to such effect and as to matters set forth in Sections 5(a)(i), (iii), (iv), (v) and (x) of this Agreement.

(ii) Delivery of Company Equity. Sellers shall have delivered to Purchaser (i) certificates for the stock of Medical, endorsed in blank to Purchaser; and (ii) executed instruments of assignment of limited liability company membership interests to Purchaser.

(iii) No Material Adverse Change. No Material Adverse Change in the business or financial condition of the Companies taken as a whole shall have occurred or be threatened since the date of this Agreement, and no Proceedings shall be threatened or pending before any Governmental Entity or authority which, in the reasonable opinion of counsel for Purchaser, are likely to result in a restraint, prohibition or the obtaining of damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement.

(iv) Amendment to Operating Agreement; Stockholders’ Agreement. LD’s Operating Agreement dated September 11, 2014 shall have been amended to include the provisions of Sections 4(c) through and including Section 4(f) and the stockholders of Medical shall have entered into a stockholders’ agreement that includes the provisions of Sections 4(c) through and including Section 4(f), which agreements shall be satisfactory in form and substance to Purchaser.

(v) Composition of Board and Managers. A designee of Purchaser shall have been appointed as a manager of LT and director of Medical.

(vi) Financial Statements. The Financial Statements and the Sellers’ Disclosure Letter shall show no material adverse change in the business, financial conditions or prospects of the Companies from the preliminary financial results provided to the Purchaser prior to the execution of this Agreement.

(vii) Due Diligence. Purchaser’ s due diligence shall have shown no material adverse change in the business, financial condition, results of operations and prospects from the information provided to the Purchaser prior to the execution of this Agreement.

- 22 -

(viii) Financing. Purchaser having raised not less than $8,000,000 in an equity or convertible debt financing,

(ix) Consents. The Companies shall have obtained the consent of every Person whose consent is required for the consummation of the transactions contemplated by this Agreement.

(x) Tax and ERISA Payments. All Federal and state withholding taxes due with respect to all payroll periods ending prior to the Closing Date shall have been paid; all amounts withheld from employees for contribution to any Plan shall have been paid to the trustees of such Plan, and evidence of such payments shall have been provided to Purchaser.

(b) The obligations of Purchaser with respect to the Deferred Purchase are subject to the satisfaction of the following conditions unless waived by Purchaser:

(i) Representations and Warranties. On the Deferred Closing Date, the representations and warranties of Sellers shall be true and correct in all material respects on and as of the Deferred Closing Date with the same force and effect as if made on such date, and Sellers and the Companies shall have performed all of their respective obligations required to be performed by them pursuant to this Agreement at or prior to the Closing Date, and Purchaser shall have received the certificate of Sellers to such effect and as to matters set forth in Sections 5(b)(i) and (iii) of this Agreement.

(ii) Delivery of Company Equity. Sellers shall have delivered to Purchaser (i) certificates for the stock of Medical, endorsed in blank to Purchaser; and (ii) executed instruments of assignment of limited liability company membership interests to Purchaser covering the all of the Company Equity not previously transferred to Purchaser.

(iii) No Material Adverse Change. No Material Adverse Change in the business or financial condition of the Companies taken as a whole shall have occurred or be threatened since the date of this Agreement, and no Proceedings shall be threatened or pending before any Governmental Entity or authority which, in the reasonable opinion of counsel for Purchaser, are likely to result in a restraint, prohibition or the obtaining of damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement.

(iv) Agreements with Albert. Albert shall have entered into an employment agreement, as of the Initial Closing Date, with the Company, LD and Medical, pursuant to which, for no additional compensation (except for the right to receive a management fee in the amount of $100,000 for the first 12 months), he will serve as the Companies’ chief executive officer for a period of one year and for the following year he will provide services to the Companies on an as-needed basis to advise and assist the Companies on technical questions. In addition, Albert shall have entered into an agreement, as of the Deferred Closing Date, with the Company, LD and Medical, pursuant to which Albert will issue a dividend to the Sellers in an amount equal to the profits ofLD as of the Deferred Closing Date, on a pro rata basis, based on the Sellers’ ownership ofLD as of the Deferred Closing Date.

- 23 -

(c) The Obligations of Purchaser with respect to an Interim Purchase are subject to the satisfaction of the following conditions unless waived by Purchaser:

(i) Representations and Warranties. On the Interim Closing Date, the representations and warranties of Sellers shall be true and correct in all material respects on and as of the Interim Closing Date with the same force and effect as if made on such date, and Sellers and the Companies shall have performed all of their respective obligations required to be performed by them pursuant to this Agreement at or prior to the Interim Closing Date, and Purchaser shall have received the certificate of Sellers to such effect and as to matters set forth in Sections 5(b)(i) and (iii) of this Agreement.

(ii) Delivery of Company Equity. Sellers shall have delivered to Purchaser (i) certificates for the stock of Medical, endorsed in blank to Purchaser; and (ii) executed instruments of assignment of limited liability company membership interests to Purchaser covering the all of the Company Equity to be transferred to Purchaser on the Deferred Closing Date.

(iii) No Material Adverse Change. No Material Adverse Change in the business or financial condition of the Companies taken as a whole shall have occurred or be threatened since the date of this Agreement, and no Proceedings shall be threatened or pending before any Governmental Entity or authority which, in the reasonable opinion of counsel for Purchaser, are likely to result in a restraint, prohibition or the obtaining of damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement.

6. Conditions to the Obligation of Sellers to Close.

(a) The obligations of Sellers with respect to the Initial Purchase are subject to the satisfaction of the following conditions unless waived by Sellers:

(i) Authorization. All action necessary to authorize the execution, delivery and performance of this Agreement by Purchaser shall have been taken, and Purchaser shall have delivered to Seller resolutions of its board of directors, certified by the secretary of Purchaser.

(ii) Payment of the Purchase Price. Purchaser shall have paid the Sellers $5,000,000 to Sellers pursuant to Section l(b).

(iii) Financing. Purchaser having raised not less than $8,000,000 in an equity or convertible debt financing.

- 24 -

(b) The obligations of Sellers with respect to the Deferred Purchase are subject to the satisfaction the payment by Purchaser of $7,000,000, less any payments made at an Interim Closing, and the delivery of the Shares; provided, that the delivery of the Shares shall be evidenced by irrevocable instructions to the Purchaser’ s transfer agent to issue the Shares to the Sellers, and Sellers shall have provided Purchaser with all information requested by the transfer agent necessary to process the issuance of the Shares.

(c) The obligations of Sellers with respect to any Interim Purchase are subject to the satisfaction the payment by Purchaser of the amount set forth in the notice relating to the Interim Purchase.

7. Indemnification.

(a) Indemnification by Sellers. Sellers shall jointly and severally indemnify and hold Purchaser harmless from and against any Losses that Purchaser may suffer, sustain, incur or become subject to, arising out of, based upon, or by reason of any breach of the warranties, representations, covenants and agreements of Seller contained in this Agreement to the extent that such Losses exceed $150,000; provided, that this limitation shall not apply to liability for violation of Section 2(k) and Section 2(c)(vii). The obligations of Sellers pursuant to this Section 7(a) are in addition to, and not in lieu of, any of the other obligations of Sellers pursuant to this Agreement.

(b) Indemnification by Purchaser. Purchaser shall indemnify and hold Seller harmless from and against any Losses that he may suffer, sustain, incur or become subject to, arising out of, based upon, or by reason of any breach of the warranties, representations, covenants and agreements of Purchaser contained in this Agreement to the extent that such Losses exceed $150,000; provided, that this limitation shall not apply to liability for violation of Section 3(h). The obligations of Purchaser pursuant to this Section 7(b) are in addition to, and not in lieu of, any of the other obligations of Purchaser pursuant to this Agreement.

- 25 -

(c) Procedure for Claims by Third Parties. Promptly upon receipt by an indemnified party under Section 7(a) or 7(b) of this Agreement (an “Indemnified Party”), of notice of the commencement of any action for which indemnification is to be sought pursuant to said Section 7(a) or 7(b), such Indemnified Party shall notify the indemnifying party (an “Indemnifying Party”) in writing of the commencement thereof; provided, that the failure to notify the Indemnifying Party shall relieve the Indemnifying Party from liability under said Section 7(a) or 5(b) only to the extent that the Indemnifying Party was prejudiced as a result thereof or unless such Indemnifying Party has otherwise received actual notice of the action at least thirty (30) days before any answer or response is required by the Indemnifying Party in its defense of such action, but will not relieve it from any liability that it may have to any Indemnified Party otherwise than under this Section 7. If any such action is brought against any Indemnified Party and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein and, to the extent that it may elect by written notice delivered to the Indemnified Party promptly after receiving the aforesaid notice from such Indemnified Party, to assume the defense thereof; provided, that if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and either (i) the Indemnifying Party or parties agree, or (ii) representation of both the Indemnifying Party or parties and the Indemnified Party or parties by the same counsel is, in the opinion of counsel to the Indemnified Party, inappropriate under applicable standards of professional conduct because of actual or potential conflicting interests between them, then the Indemnified Party or parties shall have the right to select separate counsel to assume such legal defense and to otherwise participate in the defense of such action. The Indemnifying Party will not be liable to such Indemnified Party under this Section 7 for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof unless (i) the Indemnified Party shall have employed counsel in connection with the assumption of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel approved by all indemnified parties in each jurisdiction), (ii) the Indemnifying Party shall not have employed counsel to represent the Indemnified Party within a reasonable time after notice of commencement of the action, or (iii) the Indemnifying Party has authorized the employment of counsel for the Indemnified Party at the expense of the Indemnifying Party. In no event shall an Indemnifying Party be liable under this Section 7 for any settlement, effected without its written consent, which consent shall not be unreasonably withheld, of any claim or action against an Indemnified Party.

(d) Procedure for Other Claims. Indemnity claims for indemnity pursuant to this Section 7, other than those covered by Section 7(c) of this Agreement, shall be submitted in writing. Such notice shall specify in reasonable detail the basis for such claim. In the event that the other party disputes the validity of the indemnity claim, such party shall give notice to such effect within fifteen (15) business days after the date of the indemnity claim, and if such notice is not given prior to the expiration of such fifteen (15) business day period, the indemnity claim shall be deemed to be accepted and the Indemnifying Party shall promptly make such payment. If the parties are not able to resolve the dispute within thirty (30) days after the date of the notice disputing the validity of the indemnity claim, or such longer period as they may agree upon, the matter shall be submitted to binding arbitration in Houston, Texas under the rules then obtaining of the American Arbitration Association. The decision of the arbitrator(s) shall be final, binding and conclusive on all parties and may be entered in any court having jurisdiction. The arbitrator(s) shall have no power or authority to modify or amend any provisions of this Agreement. The arbitrator(s) may, in his or their discretion, award costs and fees.

- 26 -

(e) Limitation on Liability. In no event shall the liability of Purchaser or Seller pursuant to this Section 7 exceed value of the Purchase Price.

(f) Survival.

(i) The representations and warranties of the parties shall survive the Closing and the consummation of the transactions contemplated by this Agreement for a period (the “Survival Period”) of eighteen (18) months after the Closing Date, except that, with respect to any liability which may arise under any tax laws, labor or pension (including ERISA) laws or regulations or Environmental, Health and Safety Requirements, or Sections 2(k) and 3(h), the Survival Period shall continue until six months after the expiration of the applicable statute of limitations. If any claim for indemnification is made prior to the expiration of the Survival Period, the Survival Period shall continue with respect to such pending claims until the claims shall have been resolved either by agreement or by an Order which is final beyond right of review or appeal.

(ii) The covenants and other agreements contained in Sections 4(c), (d), (e) and the Confidentiality Agreement and any other provisions of this Agreement which by their terms relate to events which follow the Closing shall survive the Closing until they are otherwise terminated, whether by their terms or as a matter of law.

(iii) The date upon which any representation, warranty, covenant or agreement terminates is referred to as the Survival Date, and the period ending on the Survival Date is the Survival Period.

8. Termination.

(a) This Agreement may be terminated prior to the Initial Closing Date:

(i) By either party if the Initial Closing Date shall not have occurred within the later of ninety (90) days from the date of this Agreement or thirty (30) days after the delivery of the Financial Statements, provided, however, that no Party may terminate this Agreement if such Party is in breach of the representation and warranties of such Party, or such Party is otherwise in breach or violation of its obligations under this Agreement.

(ii) By the written agreement of Purchaser and Sellers.

(iii) By Sellers or Purchaser in the event that the other Party shall have breached its representations, warranties, covenants and agreements in any material respect or failed to comply in any material respect with its obligations pursuant to this Agreement in any material respect, and such failure shall have continued for more than twenty (20) days after notice thereof, in reasonable detail, shall have been given by the Party seeking to terminate this Agreement.

- 27 -

(b) In the event of a termination of this Agreement pursuant to this Section 8, no Party shall have any obligation to any other Party except as expressly provided in Sections 4(d) and 4(e) (as they relate to non-disclosure of confidential material) and lO(e) and the last sentence of Section lO(a) of this Agreement.

(c) In the event that, for any reason, the Deferred Closing is not consummated, such failure shall not affect in any manner the rights of Purchaser under Sections 4(c) to and including Section 4(f) or its ownership interest in LT or Medical.

9. Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

(a) “Affiliate” shall mean, with respect to any Person, (i) a director, officer or stockholder of such Person, (ii) a spouse, parent, sibling or descendant of such Person (or spouse, parent, sibling or descendant of any director or executive officer of such Person), and (iii) any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person; provided, that with respect to any Person which is a publicly traded Entity, an Affiliate shall not include a stockholder of such Person unless such stockholder is an affiliate as a result of the application of clause (iii) of this Section 9(a).

(b) “Best Knowledge” of any Person shall mean and include (i) actual knowledge and (ii) that knowledge which a prudent businessperson would reasonably have obtained in the management of such Person’ s business affairs after making due inquiry and exercising the due diligence which a prudent businessperson should have made or exercised, as applicable, with respect thereto. In connection therewith, the knowledge (both actual and constructive) of any Seller shall be imputed to be the knowledge of the Companies.

(c) “Business” shall have the meaning set forth in the second introductory paragraph of this Agreement.

(d) “Claim” shall mean any security interests, liens, pledges, claims, charges, escrows, Encumbrances, options, rights of first refusal, mortgages, indentures, security agreements or other agreements, arrangements, contracts, commitments, understandings or obligations, whether or not relating in any way to credit or the borrowing of money, and claim or right under community property or similar laws or any other claim or right arising out of any marital relationship.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f) “Companies” shall have the meaning set forth in the heading of this Agreement.

- 28 -

(g) “Company IP Agreements” means all (a) licenses oflntellectual Property by the Company or any of its Subsidiaries to any third party, (b) licenses of Intellectual Property by any third party to the Company or any of its Subsidiaries, other than non-exclusive object code licenses of commercially available Software, (c) other agreements between the Company or any of its Subsidiaries and any third party relating to the development or use oflntellectual Property, and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of the Company IP Rights.

(h) “Company IP Rights” as defined in Section 2(g)(i).

(i) “Comp any-LicensedIP Rights” means Company IP Rights that are not Company- Owned IP Rights.

(j) “Company-Owned IP Rights” means Company IP Rights that are owned by the Company or any of its Subsidiaries.

(k) “Confidential Information” shall mean all information of a proprietary or confidential nature relating to any Person, including, but not limited to, such Person’s trade secrets or proprietary information, Confidential Know-how, and products, processes, inventions and discoveries, whether or not patentable, and information concerning such Person’ s services, business, customer or client lists, proposed services, marketing strategy, pricing policies and the requirements of its clients and relationships with its lenders, suppliers, licensors, licensees and others with which a Person has a business relationship.

(l) “Confidential Know-how” shall mean proprietary information concerning a Person’s patent applications, products and services, and shall include, but not be limited to, proprietary know- how, software, product formulae, manufacturing, engineering and other drawings, process flow data, trade secrets, technology, technical information, engineering data, design and engineering specifications and similar materials recording or evidencing proprietary expertise relating to such Person’s business, whether or not currently or heretofore used by such Person and used by or useful to such Person in the conduct by such Person of its business in the normal course.

(m) “ Control” shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

- 29 -

(n) “Convertible Security” shall mean (i) any option, warrant or right to acquire, shares of any class or series of capital stock, whether issued by any Seller or either Company, (ii) any bond, debenture or debt instrument of any kind or class or series of preferred stock or other security upon the conversion of which any shares of any class or series of capital stock may be issued, (iii) any agreement of any kind pursuant to the terms of which any shares of any class or series of capital stock may be issued; (iv) any stock option, stock purchase or other equity based incentive plan, or (v) any so-called phantom stock or similar plan whereby any Person has any right to be treated for any purpose as owning or being deemed to own an equity interest in the Company. “Convertible Securities” shall mean one or more Convertible Security. References to capital stock, when used with respect to a limited liability company shall mean membership interests however denominated by the applicable limited liability company operating agreement.

(o) “Covenants” shall mean the obligations of Seller pursuant to Sections 4(g) and 4(h) of this Agreement.

(p) “Encumbrances” shall mean and includes security interests, mortgages, liens, pledges, charges, easements, reservations, restrictions, clouds, equities, rights of way, options, rights of first refusal, spousal rights and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money.

(q) “Environmental, Health and Safety Requirements” shall mean all Federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law obligations concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, medical waste, noise or radiation, each as amended and as now or thereafter in effect.

(r) “ERISA” shall mean the Employment Retirement Income Security Act of 1974, as amended.

(s) “ERISA Affiliate” shall mean, with respect to any Person, any entity that is a member of a “controlledgroup of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with such Person as defined in Section 414(b), 414(c) or 414(m) of the Code.

(t) “Governmental Entity” shall mean any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, Federal, state or local.

- 30 -

(u) “Hazardous Materials” shall mean any hazardous or toxic chemicals, materials or substances; any pollutants or contaminants; or crude oil or any fraction thereof (as such terms are defined under any Environmental, Health and Safety Requirements).

(v) “Intellectual Property” shall mean the rights associated with or arising out of any of the following: (i) domestic and foreign patents and patent applications, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and reexaminations thereof, and any identified invention disclosures (“Patents”); (ii) trade secret rights and corresponding rights in confidential information and other non-public information (whether or not patentable), including ideas, formulas, compositions, inventor’ s notes, discoveries and improvements, know-how, manufacturing and production processes and techniques, testing information, research and development information, inventions, invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information (“Trade Secrets”); (iii) all copyrights, copyrightable works, rights in databases, data collections, “moral” rights, mask works, copyright registrations and applications therefore and corresponding rights in works of authorship (“Copyrights”); (iv) all trademarks, service marks, logos, trade dress and trade names and domain names indicating the source of goods or services, and other indicia of commercial source or origin (whether registered, common law, statutory or otherwise), all registrations and applications to register the foregoing anywhere in the world and all goodwill associated therewith (“Trademarks”); (v) all computer software and code, including assemblers, applets, compilers, source code, object code, development tools, design tools, user interfaces and data, in any form or format, however fixed (“Software”); and (vi) all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor (“Internet Assets”).

(w) “Law” shall mean any law, statute, treaty, rule, regulation or Order of any Governmental Entity.

(x) “ Liability” shall mean any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless or when asserted and regardless of whether such obligation is required to be reflected as a liability on a corporate balance sheet prepared in accordance with generally accepted accounting principles.

- 31 -

(y) “Losses” shall mean any and all losses, claims, shortages, damages, liabilities, expenses, actions, causes of action, charges, costs and expenses, including reasonable attorneys’ and accountants’ and other professionals’ fees, assessments, Tax deficiencies and Taxes incurred in connection with any matter that is the subject of indemnification pursuant to Section 7 of this Agreement or in connection with the receipt of any such indemnification (including interest or penalties thereon), and all reasonable costs incurred by such party in connection with the investigation and enforcement of any of the indemnification obligations set forth in said Section 7.

(z) “Material Adverse Change” shall mean, with respect to any Person, any material adverse change in the business, operations, assets (including levels of working capital and components thereof), condition (financial or otherwise), operating results, Liabilities, employee relations or prospects of such Person or any material casualty loss or damage to the assets of such Person, whether or not covered by insurance or any event which affects the ability of a party to comply with its obligations under this Agreement; provided, that that if a loss is covered by insurance and as a result there is no adverse effect, then no Material Adverse Change has occurred as a result of such loss. “Material Adverse Effect” shall mean a material adverse effect on the business, operations, assets (including levels of working capital and components thereof), condition (financial or otherwise), operating results, Liabilities, employee relations or prospects of a Person, or which affects the ability of such Person to perform his, her or its obligations under this Agreement.

(aa)”Oral Contracts” shall mean contracts or agreements which impose a material obligation on the Company or any Subsidiary or which, if breached, would constitute a breach or default by the Company or any Subsidiary of any written agreement to which it is a party or which would otherwise have a Material Adverse Effect on either Company or any Subsidiary.

(bb) “Orders” shall mean judgments, writs, decrees, compliance agreements, injunctions or orders of any Governmental Entity or arbitrator.

(cc)” Permits” shall mean all permits, licenses, authorizations, registrations, franchises, approvals, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Entities.

(dd) “Person” shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

(ee)”Proceedings” means actions, suits, claims, investigations or legal or administrative or arbitration proceedings.

(ff) “Subsidiarie”s of any Person shall mean each corporation, limited liability company, partnership or other entity of which a majority of the voting rights or a majority of the equity interest are owned by such Person.

- 32 -

(gg) “Tax” shall mean any of the Taxes.

(hh) “Tax Returns” shall mean Federal, state, local and foreign tax returns, reports, statements, declarations of estimated tax and forms.

10. Miscellaneous.

(a) Entire Agreement. This Agreement, including any Exhibits and the Sellers’ Disclosure Letter, which constitute integral parts of this Agreement, constitutes the entire agreement of the parties, superseding and terminating any and all prior or contemporaneous oral and prior written agreements, understandings or letters of intent between or among the parties with respect to the subject matter of this Agreement. No part of this Agreement may be modified or amended, nor may any right be waived, except by a written instrument which expressly refers to this Agreement, states that it is a modification or amendment of this Agreement and is signed by the parties to this Agreement, or, in the case of waiver, by the party granting the waiver. No course of conduct or dealing or trade usage or custom and no course of performance shall be relied on or referred to by any party to contradict, explain or supplement any provision of this Agreement, it being acknowledged by the parties to this Agreement that this Agreement is intended to be, and is, the complete and exclusive statement of the agreement with respect to its subject matter. Any waiver shall be limited to the express terms thereof and shall not be construed as a waiver of any other provisions or the same provisions at any other time or under any other circumstances.

(b) Severability. If any section, term or provision of this Agreement shall to any extent be held or determined to be invalid or unenforceable, the remaining sections, terms and provisions shall nevertheless continue in full force and effect.

(c) Notices. All notices provided for in this Agreement shall be in writing signed by the party giving such notice, and delivered personally or sent by overnight courier, mail or messenger against receipt thereof or sent by registered or certified mail, return receipt requested, or by e-mail, facsimile transmission or similar means of communication if receipt is confirmed or if transmission of such notice is confirmed by mail as provided in this Section lO(c). Notices shall be deemed to have been received on the date of delivery or attempted personal delivery if sent by registered or certified mail, by messenger or by an overnight courier services which provides evidence of delivery or attempted delivery, of if sent by email or telecopier, upon the date of receipt provided that receipt is acknowledge by the recipient. Notices shall be sent to the parties at their respective addresses set forth on the signature page of this Agreement to the attention of the person executing this Agreement on behalf of such party or by email or telecopier to the email or telecopier number set forth on the signature page of this Agreement. No notice shall be sent by telecopier to a Party who does not include a telecopier number on the signature page.

- 33 -

(d) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Texas applicable to agreements executed and to be performed wholly within such State, without regard to any principles of conflicts oflaw. Subject to Section 8(e) of this Agreement, each of the parties hereby irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Agreement may be brought in the federal or state courts located in the City of Houston, Harris County in the State of Texas, by execution and delivery of this Agreement, irrevocably submits to and accepts the jurisdiction of said courts, (iii) waives any defense that such court is not a convenient forum, and (iv) consent that any service of process may be made (x) in the manner set forth in Section 8(c) of this Agreement (other than by email or telecopier), or (y) by any other method of service permitted by law.

(e) Arbitration. Any dispute concerning this Agreement or the rights of the parties (other than an action for injunctive relief pursuant to Section 4(e) of this Agreement, shall be submitted to binding arbitration. Such arbitration shall be in Houston, Texas under the rules then obtaining of the American Arbitration Association. The award of the arbitrator(s) shall be final, binding and conclusive on all parties, and judgment on such award may be entered in any court having jurisdiction. The arbitrator(s) shall have the power, in his or their discretion, to award counsel fees and costs to the prevailing party. The arbitrator(s) shall have no power to modify or amend any specific provision of this Agreement.

(f) Parties to Pay Own Expenses. Each of the parties to this Agreement shall be responsible and liable for its own expenses incurred in connection with the preparation of this Agreement, the consummation of the transactions contemplated by this Agreement and related expenses. Any expenses incurred by the Companies in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by Sellers, except that Purchaser shall pay the costs relating to the audit and review of the Financial Statements.

(g) Tax Consequences. Each party to this Agreement is relying on its own tax advisors as to the tax consequences of this Agreement and the transactions contemplated by this Agreement, and no party is making any representations or warranties of any kind as to such tax consequences to any other party.

(h) Successors. This Agreement shall be binding upon the parties and their respective heirs, executors, administrators, legal representatives, successors and assigns; provided, however, that Seller may not assign this Agreement or any of its rights under this Agreement without the prior written consent of Purchaser.

- 34 -

(i) Further Assurances. Each party to this Agreement agrees, without cost or expense to any other party, to deliver or cause to be delivered such other documents and instruments as may be reasonably requested by any other party to this Agreement in order to carry out more fully the provisions of, and to consummate the transaction contemplated by, this Agreement.

(j) Co unterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(k) Electronic Delivery. This Agreement, the documents referred to herein, and each other agreement or instrument entered into or delivered in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent executed and delivered by means of a PDF of the signed Agreement or other instrument or document delivered by electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person; provided, however, that the Sellers shall, promptly after the Closing, deliver the stock certificates for the Company Equity to the Purchaser by overnight courier service. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re- execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a PDF delivered by electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic mail as a defense to the formation or enforceability of a contract and each party forever waives any such defense. If less than a complete copy of this Agreement is delivered, the other party and its advisors (including legal counsel) are entitled to assume that the delivering party accepts and agrees, and the delivering party shall be deemed to have accepted and agreed, to all of the terms and conditions of the pages not delivered unaltered.

(1) Headings. The headings in the Sections of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

(m) Exhibits; Sellers’ Disclosure Letter. One complete set of the Exhibits and the Sellers’ Disclosure Letter has been marked for identification and delivered by each of the parties.

- 35 -

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

Signatures	Address, Email and Telecopier Number

/s/ Lawrence Biggs	305 W. Woodard Street, Suite 221
Lawrence Biggs	Denison TX 75020 Email: Larry@PrecheckHealth.com

/s/ Dr. Maarek	INew World Tower
Dr. Maarek	100 N. Biscayne Blvd Suite 502 Miami Florida 33132 Phone:+ 1 305 379 9900

/s/ Irina Maarek	New World Tower
Irina Maarek	100 N. Biscayne Blvd Suite 502 Miami Florida 33132 !Phone:+ 1 305 379 9900

/s/ Rudy Maarek	New World Tower
Rudy Maarek	100 N. Biscayne Blvd Suite 502 Miami Florida 33132 0 hone: + 1 305 379 9900

/s/ Richard Clement	New World Tower
Richard Clement	100 N. Biscayne Blvd Suite 502 Miami Florida 33132 Phone:+ 1 305 379 9900

- 36 -

List of Exhibits

Exhibit	Description	Section Reference
A	Stock ownership; Subsidiaries	2(a)
B	Piggyback registration rights	4(i)
C	Dr. Albert Maarek Employment Agreement	5(d)

- 37 -

Exhibit A

Ownership and Allocation of Purchase Price

LD Technology LLC.

Dr. Albert Maarek - 69%

Irina Maarek - 24%

Richard Clement - 7%

Name	Equity Interest Owned	Equity Interest Transferred on Initial Closing Date	Equity Interest Transferred on Deferred Closing Date
Dr. Albert Maarek:	62.1%	6.9%
Irina Maarek:	21.6%	2.4%
Richard Clement:	6.3%	0.7%
Rudy Maarek :	10%
Total:

Medical Screening, Corp.

Par Value per share: 10%

Authorized Shares: 10%

Outstanding Shares: 10%

Allocation of the purchase price:

	Initial Closing Date*	Deferred Closing Date
Seller	Cash Payment	Percentage of Shares	Cash Payment
Dr. Albert Maarek		62.1%
Irina Maarek		21.6%
Richard Clement		6.3%
Rudy Maarek		10%

____________

* These percentages also relate to any Interim Purchase

A-1

Exhibit B

Piggyback Registration Rights

(i) At any time during the period commencing six months from the Closing Date and ending five years from the Closing Date, the Company shall advise the Sellers or any then holder of the Shares (each such person being referred to herein as a “holder”) by written notice at least one (I) week prior to the filing of any registration statement under the Securities Act of 1933, as amended (the “Securities Act”) covering securities of the Company and will, subject to Section (5) of this Exhibit B, upon the request of any such holder include in any such registration statement such information as may be required to permit a public offering of the Shares; provided, however, that the Company shall not be required to include such Shares in a registration statement relating solely to an offering by the Company of securities for its own account if the managing underwriter shall have advised the Company that the inclusion of such Shares will have a material adverse effect upon the ability of the Company to sell securities for its own account, and provided further that the holder is not treated less favorably than others having piggyback registration rights. The Company shall keep such registration statement current for a period of nine (9) months from the effective date of such registration statement or until such earlier date as all of the registered Shares shall have been sold. In connection with such registration, although the Company cannot require the managing underwriter to include Shares in a registered offering, if requested by the managing underwriter as a condition to the inclusion of the Shares in the registration statement, the holders shall agree to lock-up from selling the shares for such period, not to exceed twelve (12) months, as the managing underwriter shall request, in which event the Company will keep the registration statement effective for six (6) months after the expiration of the lock-up period. The rights set forth in this Exhibit B shall not apply to the first registration statement following the Deferred Closing Date and shall not apply to any holder who can sell the Shares which such holder proposes to include in a registration statement pursuant to Rule 144 of the SEC without regard to volu Representations and Warranties. On the Deferred Closing Date, the representations and warranties of Sellers shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on such date, and Sellers and the Companies shall have performed all of their respective obligations required to be performed by them pursuant to this Agreement at or prior to the Closing Date, and Purchaser shall have received the certificate of Sellers to such effect and as to matters set forth in Sections 5(b)(i) and (iii) of this Agreement.

B-1

(ii) Delivery of Company Equity. Sellers shall have delivered to Purchaser (i) certificates for the stock of Medical, endorsed in blank to Purchaser; and (ii) executed instruments of assignment of limited liability company membership interests to Purchaser covering the all of the Company Equity not previously transferred to Purchaser.

(iii) No Material Adverse Change. No Material Adverse Change in the business or financial condition of the Companies taken as a whole shall have occurred or be threatened since the date of this Agreement, and no Proceedings shall be threatened or pending before any Governmental Entity or authority which, in the reasonable opinion of counsel for Purchaser, are likely to result in a restraint, prohibition or the obtaining of damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement.

(1) me limitation.

(2) The following provision of this Exhibit B hall also be applicable:

(A) The Company shall bear the entire cost and expense of any registration of securities pursuant to this Exhibit B. Any holder whose Shares are included in any such registration statement shall, however, bear the fees of his own counsel and accountants and any transfer taxes or underwriting or brokers’ discounts or commissions applicable to the Shares sold by him or her pursuant thereto.

(B) The Company shall indemnify and hold harmless each such holder and each underwriter, within the meaning of the Securities Act, who may purchase from or sell for any such holder any Shares each other person, if any, who controls such holder or underwriter, and their respective directors, officers, partners, agents and affiliates from and against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, the Securities Exchange Act of 1934, as amended, or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof), which are collectively referred to as “Losses,” arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact made by the Company contained in the registration statement, or any amendment thereof, or in any preliminary prospectus or the prospectus, or any amendment thereof or supplement thereto, or in any blue sky application or other document executed by the Company specifically for that purpose (or based upon written information furnished by the Company) filed in any state or other jurisdiction in order to qualify any of the Shares under the securities laws thereof (any such application, document or information being referred to as a “Blue Sky Application”); or (ii) the omission or alleged omission to state in any such registration statement, preliminary prospectus or prospectus, or amendment thereof or supplement thereto, or Blue Sky Application a material fact required to be stated therein or necessary to make the statements made therein not misleading, and agrees to reimburse each such Indemnified Party for any legal or other expenses reasonably incurred by it in connection with investigating or defending against any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability or action arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein or omitted therefrom in reliance upon and in conformity with written information furnished to the Company by or on behalf of any holder specifically for use in connection with the preparation thereof, and further provided, however, that the foregoing indemnity with respect to any untrue statement, alleged untrue statement, omission, or alleged omission contained in any preliminary prospectus shall not inure to the benefit of any holder from whom the person asserting any such loss, claims, damage, liability or action purchased any of the securities that are the subject thereof (or to the benefit of any person who controls such holder or other person), if a copy of the prospectus was not delivered to such person with or prior to the written confirmation of the sale of such security to such person. The indemnify provided for in this Section (2)(B) shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party and shall survive any transfer of the Shares by the Indemnified Party. This indemnity agreement will be in addition to any liability that the Company may otherwise have.

B-2

(C) In connection with any registration statement filed by the Company pursuant to this Exhibit B in which a holder has registered for sale any of the Shares, the holder agrees to, indemnify and hold harmless the Company and each of its directors, officers, employees and agents, each underwriter and each other person, if any, who controls the Company, the underwriter and each other seller and such underwriter’s and such seller’s directors, officers, stockholders, partners, employees, agents and affiliates from and against any and all Losses to which they or any of them may become subject under the Securities Act, the Exchange Act, or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the registration statement, or any amendment thereof, or in any preliminary prospectus or the prospectus, or any amendment thereof or supplement thereto, or in a Blue Sky Application, or (ii) the omission or the alleged omission to state in any such registration statement, preliminary prospectus or prospectus, amendment thereof or supplement thereto, or Blue Sky Application a material fact required to be stated therein or necessary to make the statements made therein not misleading, in each case to the extent, but only to the extent, that the same was made therein or omitted therefrom in reliance upon and in conformity with written information furnished to the Company by or on behalf of such holder specifically for use in the preparation thereof, and agrees to reimburse each such Indemnified Party for any legal or other expenses reasonably incurred by it in connection with investigating or defending against any such loss, claim, damage, liability or action. The indemnify provided for in this Section (2)(C) shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party and shall survive any transfer of the Shares by the Indemnified Party. This indemnity agreement will be in addition to any liability that the holder may otherwise have.

(D) Within five (5) days after receipt by an Indemnified Party under Section (2)(B) or (2)(C) of this Exhibit B of notice of the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against an Indemnifying Party under either of such sections, notify the Indemnifying Party in writing of the commencement thereof; the failure so to notify the Indemnifying Party shall relieve the Indemnifying Party from any liability under this Section (2) as to the particular item for which indemnification is then being sought, unless such Indemnifying Party has otherwise received actual notice of the action at least thirty (30) days before any answer or response is required by the Indemnifying Party in its defense of such action, but will not relieve it from any liability that it may have to any Indemnified Party otherwise than under this Section (2). If any such action is brought against any Indemnified Party and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein and, to the extent that it may elect by written notice delivered to the Indemnified Party promptly after receiving the aforesaid notice from such Indemnified Party, to assume the defense thereof; provided, that if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and either (i) the Indemnifying Party or parties agree, or (ii) in the opinion of counsel for the indemnified parties, representation of both the Indemnifying Party or parties and the Indemnified Party or parties by the same counsel is inappropriate under applicable standards of professional conduct because of actual or potential conflicting interests between them, then the Indemnified Party or parties shall have the right to select separate counsel to assume such legal defense and to otherwise participate in the defense of such action. The Indemnifying Party will not be liable to such Indemnified Party under this Section (2)(D) for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof unless (x) the Indemnified Party shall have employed counsel in connection with the assumption of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel in each jurisdiction which counsel is approved by indemnified parties (whether pursuant to this Agreement, or other agreements if the claim relates to the same or similar allegations) holding a majority of the shares as to which indemnification is claimed), (ii) the Indemnifying Party shall not have employed counsel to represent the Indemnified Party within a reasonable time after notice of commencement of the action, or (iii) the Indemnifying Party has authorized the employment of counsel for the Indemnified Party at the expense of the Indemnifying Party. In no event shall an Indemnifying Party be liable under this Section (2)(D) for any settlement, effected without its written consent, which consent shall not be unreasonably withheld, of any claim or action against an Indemnified Party.

B-3

(E) If the indemnification provided for in this Exhibit B shall for any reason be unavailable to an Indemnified Party under Section (2)(B) or (2)(C) of this Exhibit B in respect of any Losses, then, in lieu of the amount paid or payable under said Section (2)(B) or (2)(C), the Indemnified Party and the Indemnifying Party under said Section (2)(B) or (C) shall contribute to the aggregate Losses (including legal or other expenses reasonably incurred in connection with investigating the same) (i) in such proportion as is appropriate to reflect the relative fault of the Company and the prospective sellers of Shares covered by the registration statement which resulted in such Loss or action in respect thereof, with respect to the statements, omissions or action which resulted in such Loss or action in respect thereof: as well as any other relevant equitable considerations, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as shall be appropriate to reflect the relative benefits received by the Company, on the one hand, and such prospective sellers, on the other hand, from their sale of Shares; provided, that, for purposes of this clause (ii), the relative benefits received by any prospective sellers shall be deemed not to exceed (and the amount to be contributed by any prospective seller shall not exceed) the amount received by such seller. No person guilty of fraudulent misrepresentation (within the meaning of Section 1 l(t) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The obligations, if any, of the holders of Shares to contribute as provided in this Section (2)(E) are several in proportion to the relative value of their respective Shares covered by such registration statement and not joint. In addition, no person shall be obligated to contribute hereunder any amounts in payment for any settlement of any action or Losses effected without such person’s consent.

(F) Neither the giving of any notice by any holder nor the making of any request for prospectuses shall impose any upon any holder making such request any obligation to sell any Shares.

(G) In connection with any registration statement filed pursuant to this Exhibit B, the Purchaser shall supply prospectuses and qualify the Shares for sale in such states as the holders may reasonably designates, provided, that the Purchaser shall not be required to qualify or register the Shares in any jurisdiction where such qualification or registration would require the Purchaser to submit generally to the jurisdiction of such state.

(3) As a condition to the inclusion of the Shares of the holder of the Shares in any registration statement pursuant to this Exhibit B, the holder shall:

(A) furnish the information and indemnification as set forth in this Exhibit B, together with any additional information which the Company may request in order to enable it to file the registration statement and update such information immediately upon the occurrence of any events or condition which make the information concerning the holder inaccurate in any material respect;

B-4

(B) not sell any Shares pursuant to the registration statement except in the manner set forth in the registration statement;

(C) comply with the prospectus delivery requirements and the prov1s10ns of Regulation M of the SEC pursuant to the Securities Act;

(D) not sell or otherwise transfer or distribute any Shares if the holder possesses any material nonpublic information concerning the Company;

(E) not sell or otherwise transfer any Shares pursuant to a registration statement upon receipt of advice from the Company that the registration statement is no longer current until the holder is advised that the Shares may be sold pursuant to the registration statement; and

(F) agree to the indemnity provisions and the restrictions on sale set forth in this Exhibit B.

(4) The provisions of this Exhibit B relate to the Shares, and no holder shall have any right to register or require the Company to register the Notes.

B-5